Exhibit 5.1

Michelle M. Warner	USG Corporation
Senior Vice President, General Counsel and Corporate Secretary	550 West Adams Street
Chicago, IL 60661-3676
312-436-6815
Fax: 312-672-6815
mwarner@usg.com

Founded in 1902

May 12, 2016

USG Corporation
550 West Adams Street
Chicago, IL 60661-3676

Gentlemen:

I have acted as counsel for USG Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 6,025,000 shares of the Company’s Common Stock, par value $0.10 per share (the “Shares”), which may be issued or delivered and sold pursuant to the Company’s 2016 Long-Term Incentive Plan (the “Plan”), together with the Preferred Share Purchase Rights which currently are attached to, and trade with, the Common Stock (the “Rights”). The terms of the Rights are set forth in the Rights Agreement, dated as of December 21, 2006, by and between the Company and Computershare Investor Services, LLC, as Rights Agent, as amended (the “Rights Agreement”).

I have examined or considered the Company’s Restated Certificate of Incorporation, as amended, the Company’s By-laws, the Rights Agreement, as amended, copies of resolutions duly adopted by the Board of Directors of the Company relating to the Plan and to the Registration Statement, a copy of the Plan, and the proposal adopted by the stockholders of the Company relating to the Plan at the Company’s 2016 Annual Meeting of Stockholders held on May 11, 2016. I have also examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as I have considered relevant and necessary as a basis for this opinion letter. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to me for examination. As to facts relevant to the opinions expressed herein, I have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on the foregoing, I am of the opinion that:

(1)    Each Share that is issued or delivered and sold pursuant to the Plan and the authorized forms of award agreements under the Plan (the “Award Agreements”) have been authorized by all necessary corporate action of the Company and will be validly issued, fully paid and non-assessable, provided that the consideration for the Shares is at least equal to the stated par value thereof, when: (i) the Registration Statement shall have become effective under the Securities Act; (ii) such Share shall have been duly issued or delivered and sold in accordance with the Plan and the Award Agreements; and (iii) a certificate representing such Share shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto against payment of the agreed consideration therefor to the extent required by the Plan, or if any Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Share to the person entitled thereto against payment of the agreed consideration therefor to the extent required by the Plan, all in accordance with the Plan; and

(2)      The Right associated with each Share will be validly issued when: (i) the Registration Statement shall have become effective under the Securities Act; (ii) such associated Share shall have been duly issued as set forth in paragraph (1) above; and (iii) such Right shall have been duly issued in accordance with the terms of the Rights Agreement.

The opinion set forth in numbered paragraph 2 above is limited to the valid issuance of the Rights under the corporation laws of the State of Delaware. I do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability or any particular provisions of the Rights Agreement. In rendering the opinion set forth in numbered paragraph 2 above, I have assumed that the Board of Directors of the Company has acted and will act in the good faith exercise of its business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.

This opinion letter is limited to the General Corporation Law of the State of Delaware, as currently in effect. I express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws. In addition, I have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion above, I have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

I hereby consent to all references to me in the Registration Statement and to the filing of this opinion letter by the Company as an Exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Michelle M. Warner

Michelle M. Warner